Exhibit 23.4

Consent of Independent Auditors

The Board of Directors
Barrington Broadcasting Group LLC:

We consent to the use of our report dated July 31, 2007, with respect to the combined balance sheet of Raycom Sales Group (a division of Raycom Media, Inc. and subsidiaries) as of August 11, 2006, and the related combined statements of operations, division equity, and cash flows for the period from January 1, 2006 to August 11, 2006, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia
August 2, 2007